Exhibit 99.1

Greatbatch, Inc. Reports 2013 Third Quarter Results

FRISCO, TX – October 24, 2013 - Greatbatch, Inc. (NYSE: GB), today announced results for its third quarter ended September 27, 2013 highlighted by 5% constant currency organic revenue growth, 18% improvement in adjusted operating income and 24% improvement in adjusted diluted EPS over the prior year.

	Three Months Ended
(Dollars in thousands, except per share data)	September 27,	September 28,	%	June 28,	%
	2013	2012	Change	2013	Change
Sales	$167,730	$161,340	4%	$171,331	-2%
Constant Currency Organic Sales Growth	5%	8%		6%

GAAP Operating Income	$17,002	$2,127	NA	$17,135	-1%
GAAP Operating Income as % of Sales	10.1%	1.3%		10.0%

Adjusted Operating Income*	$22,012	$18,664	18%	$22,192	-1%
Adjusted Operating Income as % of Sales	13.1%	11.6%		13.0%

GAAP Diluted EPS	$0.44	$(0.32)	NA	$0.39	13%
Adjusted Diluted EPS*	$0.57	$0.46	24%	$0.56	2%

Adjusted EBITDA*	$30,817	$27,953	10%	$31,281	-1%
Adjusted EBITDA as a % Sales	18.4%	17.3%		18.3%

* Refer to Tables A, B and C at the end of this release for a reconciliation of GAAP to adjusted amounts.

●	Sales increased to $167.7 million, reflecting 5% constant currency organic growth over the comparable 2012 quarter.
-	Cardiac/neuromodulation revenue increased 8% driven by sustained and deepening relations with OEM partners.
-
Orthopaedic revenue increased 11% over the prior year and 22% after adjusting for the divestiture of certain non-core product lines in Switzerland at the beginning of 2013 and foreign currency exchange rate fluctuations. Share gains in both implants and cases and trays generated the significant sales growth.

-	Electrochem revenue declined $1.9 million as a result of our increased pricing discipline and reduced government funding on military and environmental projects.
●	GAAP Operating Income of $17.0 million increased $14.9 million versus the same period last year.
-	Gross margins improved 170 basis points to 33.3% driven by higher volume and a better mix of product sales.
-
Total operating expenses declined $10.0 million or 20% as a result of lower consolidation and optimization charges, partially offset by higher selling and marketing investment and increased performance based compensation.

●	Adjusted Operating Income improved 18% to $22.0 million and increased 150 basis points to 13.1% of sales over the comparable 2012 quarter.
-	Gross profit improvement flowed through to adjusted operating income.

CEO Comments
“The third quarter proved to be another solid performance from the team with top line organic growth and operating leverage yielding an 18% increase in adjusted operating income and a 24% improvement in adjusted diluted EPS,” stated Thomas J. Hook, President and CEO, Greatbatch, Inc. “Our sales and marketing investments and consolidation initiatives are contributing to our revenue improvement and operating margin expansion. For the fifth consecutive quarter, we have increased our adjusted operating income and adjusted diluted EPS in comparison to the prior year. We expect these initiatives to continue to pay dividends for the remainder of 2013 and will position Greatbatch to meet its long-term objective of maintaining at least 5% constant currency organic revenue expansion and at least double that growth rate for adjusted diluted EPS over time.”

CFO Comments
“For the fourth consecutive quarter our gross margins have improved in comparison to the prior year and totaled 33.3% for the current quarter. Most notably, increased operational leverage and a better sales mix, as well as productivity enhancements from our Swiss consolidation and business restructuring have led to our continued progress,” commented Michael Dinkins, Executive Vice President & CFO, Greatbatch, Inc. “This volume leverage, along with continued productivity, cost controls, functional alignment and excellent execution also drove a 150 basis point improvement in adjusted operating margins to 13.1% in the quarter. Additionally, adjusted EBITDA improved 10%, which drove adjusted cash flows from operations of $32.7 million for the quarter and $27.0 million of debt repayment. Our third quarter results position us to be at the lower end of our revenue guidance provided at the beginning of the year and at the middle to upper end of our adjusted diluted EPS guidance, which we raised last quarter.”

Third Quarter Results
Third quarter 2013 sales increased $6.4 million to $167.7 million. After adjusting sales by $3.2 million for the divestiture of certain non-core orthopaedic product lines during the first quarter of 2013 and approximately $1 million for the positive impact of foreign currency exchange rate fluctuations in comparison to the prior year, sales increased $8.6 million or 5% organically. This growth was primarily due to above market growth (8% growth) from our cardiac/neuromodulation product line, as well as implant and cases and tray market share gains, which helped drive 22% organic constant currency growth in our orthopaedic product line. This growth was partially offset by a $1.4 million and $1.9 million decline in vascular and Electrochem sales, respectively, due to the previously disclosed voluntary recall of two vascular medical devices and continued pricing discipline in our Electrochem product lines resulting in the loss of some low-margin business. For the remainder of 2013, we expect revenue to remain strong as new product introductions are commercialized, as we further partner across business lines with our large OEM customers, and as we further leverage our sales and marketing resources to drive core business growth.

Gross profit increased $4.9 million to $55.9 million in the third quarter of 2013, compared to $51.0 million for the comparable 2012 period. This improvement was driven by increased operational leverage due to our higher sales volumes, as well as a favorable mix of higher margin products. As a result, gross profit as a percentage of sales for the current quarter increased 170 basis points to 33.3% from 31.6% for the prior year third quarter, representing the fourth consecutive quarter our gross profit margin has increased in comparison to the prior year.

Selling, general and administrative (“SG&A”) expenses increased $1.3 million to $21.6 million for the third quarter 2013 compared to $20.3 million for the same period of 2012.  This increase is attributable to the additional investments made in sales and marketing resources to drive core business growth, as well as increased performance-based compensation. Synergies realized from our Swiss orthopaedic facility consolidation of approximately $0.4 million partially offset the rise in expenses.

Net research, development and engineering (“RD&E”) costs for the 2013 third quarter of $13.8 million increased 4% over the $13.2 million incurred during the third quarter of 2012. This increase was primarily attributable to a decrease in customer cost reimbursements compared to the prior year of $0.9 million, due to the timing of achievement of milestones on various projects, as well as higher performance-based compensation. These increases were partially offset by our initiative to refocus our medical device RD&E investment, which began in the third quarter of 2012, and included the discontinuation of certain non-core projects. Current quarter results include $1.5 million of design verification testing (“DVT”) costs incurred in connection with the Company’s development of a neuromodulation platform compared to $1.2 million for the comparable 2012 period. In total, costs incurred in connection with our medical device investments were $7.8 million in the third quarter of 2013, compared to $8.7 million for the 2012 third quarter. The Company’s medical device technology investment is focused on successfully commercializing Algostim and being selective in opportunities that leverage our strengths in our core business units and drive sustainable growth.

GAAP operating income for the third quarter 2013 was $17.0 million compared to $2.1 million for the comparable 2012 period. This increase was primarily due to gross profit improvements and lower consolidation and optimization costs ($11.2 million), partially offset by higher SG&A and RD&E expenses. Adjusted operating income, which excludes other operating and DVT expenses, increased 18% to $22.0 million compared to $18.7 million in third quarter 2012. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The GAAP effective tax rate for the first nine months of 2013 was 29.6% compared to 93.0% for the same period of 2012. This decrease was primarily attributable to $5.0 million of tax charges recorded during the third quarter of 2012 in connection with our Swiss Orthopaedic consolidation. These charges relate to the loss of our Swiss tax holiday, due to our third quarter 2012 decision to discontinue manufacturing in Switzerland and the valuation allowance established on our Swiss deferred tax assets, as it was more likely than not that they will not be fully realized. The reinstatement of the R&D tax credit in 2013, as well as higher income in lower tax rate jurisdictions also contributed to the more favorable tax rate in 2013.

GAAP and adjusted diluted EPS for the third quarter of 2013 were $0.44 and $0.57, respectively, compared to a loss of $0.32 and income of $0.46, respectively, for the third quarter 2012. Refer to Table B at the end of this release for a reconciliation of GAAP net income (loss) to adjusted net income and the “Use of Non-GAAP Financial Information” section below.

Cash flow from operating activities for the third quarter of 2013 was $24.7 million compared to $16.0 million in the 2012 period. This increase was primarily due to a higher level of cash operating income. During the third quarter of 2013, we made an $8.0 million estimated tax payment related to the retirement of our convertible subordinated notes in the first quarter of 2013. Excluding this tax payment, cash flow from operations totaled $32.7 million for the third quarter of 2013. This excess cash flow from operations was used to pay down $27.0 million of long-term debt during the quarter.  Additionally, during the third quarter of 2013, we amended and extended our revolving credit facility in order to extend the maturity date of this facility to 2018, take advantage of favorable pricing and increase the total capacity of our credit facility by $100 million.

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	September 27,	September 28,	%	June 28,	%
Product Line	2013	2012	Change	2013	Change
Implantable Medical
Cardiac/Neuromodulation	$86,980	$80,246	8%	$84,014	4%
Orthopaedic	30,079	27,173	11%	32,341	-7%
Vascular	12,279	13,674	-10%	12,249	0%
Total Implantable Medical	129,338	121,093	7%	128,604	1%
Electrochem
Portable Medical	19,320	20,219	-4%	22,167	-13%
Energy	13,625	13,054	4%	13,107	4%
Other	5,447	6,974	-22%	7,453	-27%
Total Electrochem	38,392	40,247	-5%	42,727	-10%
Total Sales	$167,730	$161,340	4%	$171,331	-2%

Implantable Medical
Cardiac and neuromodulation sales for the third quarter of 2013 increased 8% compared to the prior year to $87.0 million. This increase was driven by stronger market performance and continued deepening relationships with our OEM partners. More specifically, during the quarter we experienced double digit growth in medical batteries, capacitors, leads and feedthroughs. We continue to see an increased pace of product development opportunities from our cardiac customers. We believe that these opportunities, combined with our increased sales and marketing resources, will allow the Company to continue to grow this product line faster than the underlying market.

Orthopaedic sales of $30.1 million for the third quarter of 2013 increased 11% compared to the third quarter of 2012. During the first quarter of 2013, the Company divested certain non-core orthopaedic product lines, which reduced third quarter 2013 orthopaedic revenue by approximately $3.2 million in comparison to the prior year period. Additionally, foreign currency exchange rate fluctuations benefitted current quarter orthopaedic revenue by approximately $1 million in comparison to the prior year. On a constant currency organic basis, orthopaedic product line sales increased 22% in comparison to the prior year third quarter. This improvement was primarily due to orthopaedic implant, and cases and tray market share gains, which benefitted from our increased sales and marketing efforts to drive organic growth.

Third quarter 2013 vascular sales decreased $1.4 million to $12.3 million in comparison to the prior year period, reflecting the previously communicated voluntary recall of two vascular medical devices near the end of 2012.

Electrochem
Third quarter 2013 Electrochem sales decreased 5% to $38.4 million compared to $40.2 million for the comparable 2012 period. During the quarter, we experienced lower revenue from our portable medical, environmental and military product lines, which are being impacted by our increased pricing discipline, as well as reduced government funding on certain military and environmental projects. We expect these factors to continue to impact our business for the foreseeable future. Partially offsetting these decreases was a 4% increase in our energy product line as customer ordering patterns returned to normalized levels.

Financial Guidance
Based upon our results for the first three quarters, as well as our expectations for the remainder of 2013, we continue to believe that revenue will be at the lower end of our original sales guidance of $660 million to $680 million provided at the beginning of the year. If achieved, this would result in organic revenue growth of 5% - 8% after adjusting for the disposition of $15 million of non-core orthopaedic product lines at the end of 2012. Because of our strong productivity performance and favorable mix of product sales we believe that our adjusted diluted EPS will be at the mid-point or better of our previous $2.05 to $2.15 guidance.  Further details will be provided on our earnings call later today.

Conference Call
The Company will host a conference call on Thursday October 24, 2013 at 5:00 p.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com or by dialing 866-318-8615 and entering pass code 22177520. An audio replay will also be available beginning from 9:00 p.m. ET on October 24, 2013 until October 31, 2013. To access the replay, dial 888-286-8010 (U.S.) and enter the pass code 80216557.

About Greatbatch, Inc.
Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets. Electrochem designs and manufactures batteries for high-end niche applications in the portable medical, energy, military, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Contact Information
Betsy Cowell
VP Finance and Treasurer
Greatbatch, Inc.
214.618.4982
ecowell@greatbatch.com

Use of Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted operating income and margin, adjusted net income, adjusted earnings per diluted share and adjusted EBITDA. These adjusted amounts, other than adjusted EBITDA, consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of certain non-cash charges to interest expense, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses in connection with developing our neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) certain tax charges related to the consolidation of our Swiss Orthopaedic facility. Adjusted earnings per diluted share were calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of adjusted operating income excluding GAAP depreciation and amortization less adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income. We believe that the presentation of adjusted operating income and margin, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or variations or the negative of these terms or other comparable terminology. These forward-looking statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives (including the consolidation of our Swiss orthopaedic operations); our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; changes in and challenges related to compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration and foreign government agencies regulating medical device approvals; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

	Three Months Ended
	Implantable Medical		Electrochem		Unallocated		Total
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
(dollars in thousands)	2013	2012	2013	2012	2013	2012	2013	2012
Sales	$129,338	$121,093	$38,392	$40,247	$-	$-	$167,730	$161,340

Operating income (loss) as reported	$19,074	$2,744	$2,216	$5,350	$(4,288)	$(5,967)	$17,002	$2,127
Adjustments:
Medical device DVT expenses (RD&E)	1,510	1,224	-	-	-	-	1,510	1,224
Consolidation and optimization costs	2,131	12,944	1,235	-	199	1,834	3,565	14,778
Acquisition and integration expenses (income)	(541)	101	19	127	-	4	(522)	232
Asset dispositions, severance and other	419	(129)	38	432	-	-	457	303
Adjusted operating income (loss)	$22,593	$16,884	$3,508	$5,909	$(4,089)	$(4,129)	$22,012	$18,664
Adjusted operating margin	17.5%	13.9%	9.1%	14.7%	N/A	N/A	13.1%	11.6%

Medical device related adjusted expenses (excluding DVT)	$6,302	$7,496	$-	$-	$-	$-	$6,302	$7,496
Adjusted operating income (loss) excluding medical device related adjusted expenses	$28,895	$24,380	$3,508	$5,909	$(4,089)	$(4,129)	$28,314	$26,160
Adjusted operating margin excluding medical device related adjusted expenses	22.3%	20.1%	9.1%	14.7%	N/A	N/A	16.9%	16.2%

	Nine Months Ended
	Implantable Medical		Electrochem		Unallocated		Total
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
(dollars in thousands)	2013	2012	2013	2012	2013	2012	2013	2012
Sales	$369,356	$364,276	$117,970	$122,715	$-	$-	$487,326	$486,991

Operating income (loss) as reported	$50,057	$24,252	$12,860	$16,020	$(14,441)	$(15,856)	$48,476	$24,416
Adjustments:
Inventory step-up amortization (COS)	-	-	-	532	-	-	-	532
Medical device DVT expenses (RD&E)	4,479	3,839	-	-	-	-	4,479	3,839
Consolidation and optimization costs	7,956	16,407	1,361	-	1,018	4,394	10,335	20,801
Acquisition and integration expenses (income)	(430)	245	89	1,037	1	5	(340)	1,287
Asset dispositions, severance and other	472	378	93	843	-	672	565	1,893
Adjusted operating income (loss)	$62,534	$45,121	$14,403	$18,432	$(13,422)	$(10,785)	$63,515	$52,768
Adjusted operating margin	16.9%	12.4%	12.2%	15.0%	N/A	N/A	13.0%	10.8%

Medical device related adjusted expenses (excluding DVT)	$18,792	$22,140	$-	$-	$-	$-	$18,792	$22,140
Adjusted operating income (loss) excluding medical device related adjusted expenses	$81,326	$67,261	$14,403	$18,432	$(13,422)	$(10,785)	$82,307	$74,908
Adjusted operating margin excluding medical device related adjusted expenses	22.0%	18.5%	12.2%	15.0%	N/A	N/A	16.9%	15.4%

Table B: Net Income (Loss) and Diluted EPS Reconciliation

	Three Months Ended				Nine Months Ended
	September 27,		September 28,		September 27,		September 28,
	2013		2012		2013		2012
(in thousands except per share amounts)	Net Income	Impact Per Diluted Share	Net Income	Impact Per Diluted Share	Net Income	Impact Per Diluted Share	Net Income	Impact Per Diluted Share
Net income (loss) as reported	$11,071	$0.44	$(7,561)	$(0.32)	$26,486	$1.06	$757	$0.03
Adjustments:
Inventory step-up amortization (COS)	-	-	-	-	-	-	346	0.01
Medical device DVT expenses (RD&E)	981	0.04	796	0.03	2,911	0.12	2,495	0.10
Consolidation and optimization costs(a)	2,453	0.10	11,119	0.46	7,749	0.31	15,034	0.63
Acquisition and integration expenses (income)(a)	(339)	(0.01)	151	0.01	(221)	(0.01)	837	0.03
Asset dispositions, severance and other(a)	298	0.01	197	0.01	389	0.02	1,230	0.05
Loss (gain) on cost and equity method investments, net(a)(b)	10	-	(228)	(0.01)	408	0.02	(228)	(0.01)
CSN conversion option discount and deferred fee accelerated amortization(a)(c)	101	-	1,498	0.06	3,007	0.12	4,413	0.18
2012 R&D Tax Credit(d)	(100)	-	-	-	(1,600)	(0.06)	-	-
Swiss tax impact	-	-	5,008	0.21	-	-	5,008	0.21
Adjusted net income and diluted EPS(e)	$14,475	$0.57	$10,980	$0.46	$39,129	$1.56	$29,892	$1.25
Adjusted diluted weighted average shares(f)	25,188		24,011		25,017		23,924

(a)	Net of tax amounts computed using a 35% U.S. statutory tax rate for the 2013 and 2012 periods and a 0% and 22.5% Switzerland tax rate for the 2013 and 2012 periods, respectively.
(b)	Pre-tax amounts are $16 thousand and $628 thousand for the 2013 quarter and year-to-date periods, respectively, and $350 thousand for the 2012 quarter and year-to-date periods.
(c)	Pre-tax amounts are $156 thousand and $4.6 million for the 2013 quarter and year-to-date periods and $2.3 million and $6.8 million for the 2012 quarter and year-to-date periods, respectively.
(d)
Relates to the 2012 portion of the R&D tax credit which was reinstated in the first quarter of 2013 retroactive back to the beginning of 2012. As required, the impact of the R&D tax credit relating to 2012 was recognized in 2013.

(e)	The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.
(f)	Weighted average diluted shares for the third quarter of 2012 includes 365 thousand shares of dilution related to outstanding stock incentive awards that were not dilutive for GAAP EPS purposes.

Table C: Adjusted EBITDA Reconciliation

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
(dollars in thousands)	2013	2012	2013	2012
Sales	$167,730	$161,340	$487,326	$486,991

Adjusted operating income*	$22,012	$18,664	$63,515	$52,768

Add: Depreciation and amortization	8,805	11,966	26,658	34,070
Less adjustments included in depreciation and amortization:
Inventory step-up amortization	-	-	-	(532)
Consolidation and optimization accelerated depreciation	-	(2,677)	-	(4,469)
Adjusted EBITDA	$30,817	$27,953	$90,173	$81,837
Adjusted EBITDA as a % of sales	18.4%	17.3%	18.5%	16.8%

* Refer to table A for a reconciliation of GAAP to adjusted amounts.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2013	2012	2013	2012

Sales	$167,730	$161,340	$487,326	$486,991
Cost of sales	111,853	110,386	325,398	337,216
Gross profit	55,877	50,954	161,928	149,775
Operating expenses:
Selling, general and administrative expenses	21,569	20,274	63,909	60,053
Research, development and engineering costs, net	13,806	13,240	38,983	41,325
Other operating expenses, net	3,500	15,313	10,560	23,981
Total operating expenses	38,875	48,827	113,452	125,359
Operating income	17,002	2,127	48,476	24,416
Interest expense	1,515	4,401	9,948	13,175
Other (income) expense, net	(57)	(102)	907	424
Income (loss) before provision for income taxes	15,544	(2,172)	37,621	10,817
Provision for income taxes	4,473	5,389	11,135	10,060
Net income (loss)	$11,071	$(7,561)	$26,486	$757

Earnings (loss) per share:
Basic	$0.46	$(0.32)	$1.11	$0.03
Diluted	$0.44	$(0.32)	$1.06	$0.03

Weighted average shares outstanding:
Basic	24,047	23,646	23,904	23,559
Diluted	25,188	23,646	25,017	23,924

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	September 27,	December 28,
	2013	2012
Current assets:
Cash and cash equivalents	$4,973	$20,284
Accounts receivable, net	130,966	120,923
Inventories	122,823	106,612
Refundable income taxes	566	-
Deferred income taxes	8,077	7,678
Prepaid expenses and other current assets	8,028	12,636
Total current assets	275,433	268,133
Property, plant and equipment, net	147,431	150,893
Amortizing intangible assets, net	77,518	87,345
Indefinite-lived intangible assets	20,402	20,828
Goodwill	346,614	349,035
Deferred income taxes	2,762	2,534
Other assets	14,551	11,107
Total assets	$884,711	$889,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,478	$45,274
Income taxes payable	11,177	94
Deferred income taxes	881	874
Accrued expenses	43,207	45,515
Total current liabilities	91,743	91,757
Long-term debt	210,000	225,414
Deferred income taxes	51,732	82,462
Other long-term liabilities	6,779	9,382
Total liabilities	360,254	409,015
Stockholders’ equity:
Preferred stock	-	-
Common stock	24	24
Additional paid-in capital	336,491	320,618
Treasury stock	(593)	(452)
Retained earnings	174,209	147,723
Accumulated other comprehensive income	14,326	12,947
Total stockholders’ equity	524,457	480,860
Total liabilities and stockholders’ equity	$884,711	$889,875